Exhibit 4.26

LEASE AGREEMENT

JAX INDUSTRIAL ONE, LTD.
a Florida limited liability Company

LANDLORD

AND

CENNTRO AUTOMOTIVE CORPORATION
a Delaware corporation

Tenant

AT

LAND INDUSTRIAL PARK

LEASE AGREEMENT

i

31.	Market Rent.	19

32.	Landlord Work.	20

33.	Tenant Improvements; Tenant Allowance.	20

34.	Brokers	22

ii

THIS LEASE AGREEMENT is made by and between JAX INDUSTRIAL ONE, LTD., a Florida limited partnership (“Landlord”) and is CENNTRO AUTOMOTIVE CORPORATION, a Delaware corporation (“Tenant”), and is dated as of the date on which this Lease has been fully executed by Landlord and Tenant.

1.            Basic Lease Terms and Definitions.
(a)         Premises:  Suites 101-105, Building 1, consisting of approximately 100,000 rentable square feet as shown on the Building Site Plan attached as Exhibit “A”.

(b)         Building:          Approximate rentable square feet:  160,000
   Address:           2240 Lane Avenue, Jacksonville, Florida 32254

   Park:                 LANE INDUSTRIAL PARK

(c)          Term:  84 months after the expiration of the Rent Abatement Period (plus any partial month from the Rent Commencement Date until the first day of the next full calendar month during the Term).

(d)          Commencement Date:  January 20, 2022

(e)          Rent Commencement Date:  the date of the issuance of a certificate of occupancy for the Premises (the “Completion Date”).

(f)          Rent Abatement Period:  the period of time commencing on the Rent Commencement Date and ending on the date that is five (5) months thereafter.

(g)          Expiration Date:  the last day of the Term.

(h)          Minimum Annual Rent:  payable in monthly installments as follows:

Lease Year	Annual	Monthly	Lease Year	Annual	Monthly
1	$695,000.00	$57,916.67	4	$781,780.00	$65,148.33
2	$722,800.00	$60,233.33	5	$813,050.00	$67,754.17
3	$751,710.00	$62,642.50	6	$845,570.00	$70,464.17
			7	$879,390.00	$73,282.50
			8	$914,570.00	$76,214.17
			9	$951,150.00	$79,262.50
			10	$989,200.00	$82,433.33

*No Minimum Annual Rent obligations shall be due during the Rent Abatement Period; however, Annual Operating Expense payments shall not be abated.  Should this Lease or Tenants’ right to possess the Premises be terminated on account of an Event of Default, Landlord shall be entitled to recover from Tenant (in addition to all other rights and remedies available to Landlord) all abated Minimum Annual Rent, Landlord’s management fee shall not be reduced on account of the abatement in Minimum Annual Rent, and the Minimum Annual Rent abatement shall be disregarded for purposes of calculating any management fee based on a percentage of rental revenues.

(i)          Annual Operating Expenses:  Estimated to be approximately $175,000.00 per annum ($1.75 psf), payable in monthly installments of $14,583.33, subject to adjustment as provided in this Lease.

(j)          Means of Payment:  Tenant shall make all payments to Landlord (including but not limited to Rent, Security Deposit and Operating Expenses) by means of the Automated Clearing House (“ACH”) Network, in accordance with Section 5 hereof, and by completing Exhibit D hereto.

(k)         Tenant’s Share:  62.5% (also see Definitions).

(l)          Use:  Industrial warehouse, assembly, and distribution with appurtenant offices, provided that no more than 3,000 rentable square fee shall be used as office.

(m)        Security Deposit:  $57,916.66

(n)          Addresses For Notices:

Landlord:	2151 South Le Jeune Road, Suite 300	Tenant:	Before the Rent Commencement Date:
	Coral Gables, Florida 33134		501 Okerson Road
	Attn: Monica Cantera Serralta		Freehold, NJ 07728

On or after the Rent Commencement Date: Premises

(o)          Guarantor:  CENNTRO ELECTRIC GROUP LIMITED, an Australian corporation (Nasdaq: NAKD)

(p)          Tenant Improvement Allowance:  $1,100,000.00 ($11.00 per square foot), pursuant to the provisions of Section 33 below.

(q)          Landlord’s Broker          Collier’s International Florida, LLC

    Tenant’s Broker               Newmark Phoenix Realty Group

(r)          Additional Defined Terms:  See Rider 1 for the definitions of other capitalized terms.

(s)          Contents:  The following are attached to and made a part of this Lease:

Rider 1 - Additional Definitions
Exhibits:
“A” - Building Site Plan
“B” - Building Rules
“C” - Estoppel Certificate Form
“D” - Authorization For Automatic Payments
“E” - Landlord’s Work
“F” - Tenant Improvements

2.          Premises.  Landlord leases to Tenant and Tenant leases from Landlord the Premises, together with the right in common with others to use the Common Areas.  Tenant accepts the Premises, Building and Common Areas “AS IS”, without relying on any representation, covenant or warranty by Landlord other than as expressly set forth in this Lease.  Landlord and Tenant (a) stipulate and agree to the rentable square footages set forth in Sections l(a) and (b) above without regard to actual measurement.

Prior to the Rent Commencement Date Tenant may, at Tenant’s sole cost, have the Building and Premises measured by a licensed surveyor to determine the accuracy of the listed square footage of the Building and Premises.  Premises shall be measured from the outside face of exterior walls and the center of demising walls.  If the engineer determines either the Building or Premises are of less than 98% of the square footage listed in this Lease on Section l (a) above then the size of the Building and/or Premises shall be adjusted to be in accordance with the engineer’s measurements and any other pertinent portion of the Lease will be modified accordingly.

3.          Use.  Tenant shall occupy and use the Premises only for the Use specified in Section 1 above.  Tenant shall not permit any conduct or condition which may endanger, disturb or otherwise interfere with any other Building occupant’s normal operations or with the management of the Building.  Tenant shall not use or permit the use of any portion of the Property for outdoor storage or installations outside of the Premises.  Tenant may use all Common Areas only for their intended purposes.  Landlord shall have exclusive control of all Common Areas at all times.

4.          Term; Possession.  The Term of this Lease shall commence on the Commencement Date and shall end at 11:59 p.m. on the last day of the Term (the “EXPIRATION DATE”), without the necessity for notice from either party, unless sooner terminated in accordance with the terms hereof.  Subject to the Rent Abatement Period, the Rent Commencement Date shall commence on the Completion Date; however, if the date of substantial completion is delayed by Tenant, the Rent Commencement Date shall commence as if the Premises were substantially complete on the Completion Date, as extended for reasons other than those caused by Tenant.  However, if the delay in commencement is due to Tenant’s non-negligent or non-willful actions, the Term shall commence as if the Premises were substantially complete on the Completion Date, but if twelve (12) months after the Rent Commencement Date Tenant is still unable to occupy the Premises as a result of the Landlord’s failure to complete the Landlord’s Work, either Party may terminate this Agreement.  Tenant’s occupancy of the Premises shall constitute Tenant’s acceptance of such work by Landlord.  Tenant and its agents shall have the right, at Tenant’s own risk, expense and responsibility to enter the Premises prior to the Completion Date for the purpose of taking measurements and installing its furnishings and equipment, provided that Tenant does not interfere with or delay the work to be performed by Landlord and Tenant uses contractors and workers compatible with the contractors and workers engaged by Landlord.  The applicable terms and provisions of this Lease shall apply to such early access.

5.          Rent; Taxes.  Tenant agrees to pay to Landlord, without demand, deduction or offset, Minimum Annual Rent and Annual Operating Expenses for the Term.  Tenant shall pay the Monthly Rent, in advance, on the first day of each calendar month during the Term, via ACH, as designated in Section l(h) above unless Landlord designates otherwise; provided that the Monthly Rent for the first full month shall be paid at the signing of this Lease.  If the Rent Commencement Date is not the first day of the month, the Monthly Rent for that partial month shall be apportioned on a per diem basis and shall be paid on or before the Rent Commencement Date.  Tenant shall pay Landlord a service and handling charge equal to 5% of any Rent not paid within 5 days after the date due.  In addition, any Rent, including such charge, not paid within 5 days after the due date will bear interest at the Interest Rate from the date due to the date paid.  Tenant shall pay before delinquent all taxes levied or assessed upon, measured by, or arising from: (a) the conduct of Tenant’s business; (b) Tenant’s leasehold estate; or (c) Tenant’s property.  Additionally, Tenant shall pay to Landlord all sales, use, transaction privilege, or other excise tax that may at any time be levied or imposed upon, or measured by, any amount payable by Tenant under this Lease.

6.          Operating Expenses.  The amount of the Annual Operating Expenses set forth in Section l(g) above represents Tenant’s Share of the estimated Operating Expenses for the calendar year in which the Term commences.  Landlord may adjust such amount from time to time if the estimated Annual Operating Expenses increase or decrease; Landlord may also invoice Tenant separately from time to time for Tenant’s Share of any extraordinary or unanticipated Operating Expenses.  By April 30th of each year (and as soon as practical after the expiration or termination of this Lease or, at Landlord’s option, after a sale of the Property), Landlord shall provide Tenant with a statement of Operating Expenses for the preceding calendar year or part thereof.  Within 30 days after delivery of the statement to Tenant, Landlord or Tenant shall pay to the other the amount of any overpayment or deficiency then due from one to the other or, at Landlord’s option, Landlord may credit Tenant’s account for any overpayment.

Within thirty (30) days of Tenant’s receipt of Landlord’s statement, Tenant, at its sole cost and expense (except as set forth below), shall have the right to give Landlord notice of its intent to audit Landlord’s books and records with respect to the Operating Expenses for the Premises in the particular calendar year that is subject to the statement by an independent certified public accounting or auditing firm or an employee of Tenant or any affiliate of Tenant.  The person or company performing the audit shall not be compensated on a contingency fee basis.  Landlord shall such cause such books and records to be available for inspection during normal business hours at such location where Landlord regularly keeps such books and records.  Such audit shall be done in accordance with generally accepted accounting principles, consistently applied.  The audit shall be completed within thirty (30) days of when Landlord first provides Tenant access to Landlord’s books and records.  At the conclusion of the audit, if Tenant disputes any item on the Landlord’s statement, Tenant shall provide a detailed written report to Landlord.  Provided that Landlord agrees with the audit, and (i) if the audit indicates that Tenant made an overpayment to Landlord, Landlord shall credit such amount to Tenant’s subsequent payments of Rent Adjustment Deposits, or if the Lease has terminated, remit the amount of such overpayment to Tenant within thirty (30) days, and (ii) if Tenant’s audit reveals an underpayment by Tenant, Tenant will remit the amount of the underpayment to Landlord within thirty (30) days of Tenant becoming aware of such underpayment.  In the event Landlord disagrees with the results of the audit, Landlord and Tenant shall use good faith efforts to resolve such dispute within thirty (30) days.  If Landlord and Tenant have not resolved their dispute in said thirty (30) day period, Landlord and Tenant shall refer the matter to an independent certified public accountant selected jointly by Landlord and Tenant, who shall work in good faith with Landlord and Tenant to resolve the discrepancy.  The fees and costs of such independent certified public accountant to which such dispute is referred shall be borne by the unsuccessful party.  In the event that the audit indicates that Tenant was overcharged five percent (5%) or more of the amount Tenant should have paid during the applicable calendar year, Landlord shall promptly reimburse Tenant for all of Tenant’s expenses and fees incurred for said audit up to $5,000.00.  The provisions of this paragraph shall survive the Termination Date.  Failure by Tenant to either (a) request an audit within the thirty (30) as set forth above, or to complete the audit within the thirty (30) day period also set forth above, shall be deemed to be a waiver of Tenant’s audit rights provided in this paragraph.

Landlord’s and Tenant’s obligation to pay any overpayment or deficiency due the other pursuant to this Section shall survive the expiration or termination of this Lease.  Notwithstanding any other provision of this Lease to the contrary, Landlord may, in its reasonable discretion, determine from time to time the method of computing and allocating Operating Expenses, including the method of allocating Operating Expenses to various types of space within the Building to reflect any disparate levels of services provided to different types of space.  If the Building is not fully occupied during any period, Landlord may make a reasonable adjustment based on occupancy in computing the Operating Expenses for such period so that Operating Expenses are computed as though the Building had been fully occupied.

7.          Utilities.  Tenant shall pay for water, sewer, gas, electricity, heat, power, telephone and other communication services and any other utilities supplied to the Premises.  The Premises shall be separately metered for electrical service, and Tenant shall obtain service in its own name and timely pay all charges directly to the provider.  With respect to the water and sewer service, Landlord shall install a sub-meter for the Premises and shall thereafter estimate Tenant’s consumption thereof.  Landlord’s estimate shall be subject to revision from time to time and reconciliation to the actual water and sewer usage once each calendar year.  Landlord shall not be responsible or liable for any interruption in such services, nor shall such interruption affect the continuation or validity of this Lease.  Landlord shall have the exclusive right to select, and to change, the companies providing such services to the Building or Premises.  Any wiring, cabling or other equipment necessary to connect Tenant’s telecommunications equipment shall be Tenant’s responsibility, and shall be installed in a manner approved by Landlord.  In the event Tenant’s consumption of any utility or other service included in Operating Expenses is excessive when compared with other occupants of the Property, Landlord may invoice Tenant separately for, and Tenant shall pay on demand, the cost of Tenant’s excessive consumption, as reasonably determined by Landlord.

8.            Insurance; Waivers; Indemnification.

Tenant covenants and agrees to procure and maintain in full force and effect throughout the Term of the Agreement, insurance that is subject to the minimum coverage terms and requirements that are outlined as follows:

Tenant’s Required Coverage

(a)          Property Insurance.  Tenant shall purchase and maintain Property insurance covering all owned furniture, fixtures, inventory, machinery, equipment, mobile equipment, and other personal property; tenant improvements and betterments to the extent they have not become the property of the Landlord; as well as property of others associated with the operation of Tenant’s business and premises.  The amount of insurance shall be equivalent to the full replacement cost value of the insured Property, subject to an Agreed Amount Endorsement without consideration for coinsurance.  Coverage shall be provided on an “All Risk” or Special Perils basis covering all risks of physical loss except those specifically excluded in the policy.  The covered perils shall include, but not be limited to, fire and extended coverage, theft, vandalism, malicious mischief, collapse, debris removal, and building ordinance and law, flood, earthquake and certified acts of terrorism.  Loss of Business Income and Extra Expense coverage are to be afforded on an actual loss sustained basis, without monthly limitation and in an amount equal to at least twelve (12) months projected net income, after deduction for non-continuing expenses following a loss.

Tenant’s Property insurance may be written on a blanket basis, provided the amount of coverage pertaining to the Premises is not diminished and satisfies the previously prescribed requirements and is not diminished at any time.

Except for instances of gross negligence or willful misconduct, it is understood and agreed that Tenant assumes all risk of damage to its property arising from any cause whatsoever.  Tenant also agrees that Landlord shall not be responsible or liable to Tenant, or those claiming by, through or under Tenant, for any loss or damage including loss of use, that may be occasioned by or through the acts or omissions of persons occupying any part of the Premises adjacent, adjoining or connected to the Premises.

(b)          Commercial General Liability Insurance.  Tenant shall purchase and maintain Commercial General Liability insurance written on the most current Insurance Services Office (ISO) form, CG 00 01 12 07, or an equivalent policy, that provides coverage on an occurrence basis and affords the following minimum limits of liability:

Combined Single Limit for Bodily Injury and Property Damage	$1,000,000	per occurrence
Personal Injury and Advertising Injury	$1,000,000	per occurrence
Products/ Completed Operations	$1,000,000	aggregate
General Aggregate Limit	$2,000,000	aggregate
Medical Expense	$5,000	per person

If coverage is provided for more than one premises under the policy, the General Aggregate limit shall apply on a “per location” basis.

(c)          Automobile Liability Insurance.  Tenant shall purchase and maintain Automobile Liability insurance covering all owned, non-owned and hired vehicles used in the course of its operations.  Such coverage shall be maintained with minimum limits of not less than $1,000,000 combined single limit per accident or loss for bodily injury and property damage.

(d)          Workers’ Compensation Insurance.  Tenant agrees to purchase and maintain Workers’ Compensation insurance providing statutory coverage in all states of operation.  The policy shall provide statutory Workers’ Compensation coverage and Employers Liability coverage subject to the following minimum limits or the minimum underlying Employers Liability limits required by your Umbrella Liability insurer:

Bodily Injury by Accident	$1,000,000	each accident
Bodily Injury by Disease	$1,000,000	each employee
Bodily Injury by Disease	$1,000,000	policy limit

The minimum Employers Liability limits may be satisfied alone or in combination with your Umbrella Liability insurance.

(i)          Umbrella Liability Insurance.  Tenant shall purchase and maintain Umbrella Liability insurance that provides excess follow-form coverage over the underlying Commercial General Liability, Automobile Liability, and Employers Liability coverages previously described.  The Umbrella policy shall provide minimum per occurrence and aggregate limits of liability of $5,000,000, and this limit may be satisfied alone or in combination with the underlying Commercial General Liability coverage limits.  If the underlying Commercial General Liability aggregate limit applies on a “per location” basis, the Umbrella Liability aggregate limit shall provide follow-form coverage on the same basis.

(ii)          Modification of Insurance.  Landlord reserves the right to request additional types of insurance that are pertinent and necessary for the proper protection of the Property or changes in the above-mentioned minimum insurance requirements due to increase in risk, inflation and/or changes in insurance standards or laws.

(e)          Pollution Liability Insurance.  Tenant agrees to purchase and maintain Pollution Liability insurance providing to Landlord and Landlord’s lender in amounts and with such coverage as required by Landlord’s lender.

Deductibles and Retention

None of Tenant’s required insurance policies shall be subject to a per occurrence or per accident deductible or self-insured retention that exceeds $100,000 without the prior written approval of Landlord.

Additional Interests

All of Tenant’s required insurance policies, with the exception of the Property and Workers’ Compensation Insurance, shall extend coverage to Landlord, and Landlord’s members, officers, directors, employees, agents, servants and mortgagee, as applicable, as Additional Insureds.  Tenant’s insurance policies shall afford such additional insured protection on a primary, non-contributory basis.

Waiver of Subrogation

Landlord and Tenant hereby mutually agree to release the other party and waive all claims for recovery for any direct or indirect damage to real or personal property located within or upon or constituting a part of the Property or liability claims resulting in connection with the Property that are caused during the term of this Agreement, or any extension or renewal thereof, by the fault or negligence of the other party or the other party’s agents, servants, or employees, to the extent that such damage or liability is covered under Landlord or Tenant’s insurance in force at the time of loss or falls within an applicable insurance deductible, retention or waiting period.  Landlord and Tenant hereby agree that any insurance maintained in compliance with the requirements of this Agreement will permit such release and deny to the insurer rights of subrogation against the other party to the extent rights have been waived by the insured hereunder prior to the occurrence of loss.

Insurance Carriers and Notice Provisions

The required insurance coverages described herein for Tenant shall be written by insurance companies licensed to do business in the state where the Property is located and that maintain current A.M. Best’s ratings of A- VIII or better.

Each of Tenant’s required insurance policies, with exception of the Workers’ Compensation Insurance, shall provide Lessor with thirty (30) days advance written notice of policy cancellation or non-renewal.  In the event of cancellation due to non-payment of premium, ten (10) days advance written notice may be provided.

Evidence of Insurance

Tenant agrees to furnish the following certificates of insurance to Landlord at least ten (10) days prior to the execution of this Lease Agreement and within ten (10) days of each subsequent policy renewal:

(i)          Property Insurance shall be evidenced on an ACORD 27 Evidence of Property Insurance certificate, with an authorized representative’s signature and Landlord named as a Certificate Holder.

(ii)          The required Commercial General Liability, Automobile Liability, Workers’ Compensation, and Umbrella Liability coverages shall be evidenced on an ACORD 25-S Certificate of Liability Insurance form, with an authorized representative’s signature and Landlord named as a Certificate Holder and Additional Insured.

9.             Maintenance and Repairs.

(a)          Landlord shall Maintain the: (i) Building footings, foundations, structural steel columns and girders at Landlord’s sole expense; (ii) Building roof and exterior walls; (iii) Building Structure; and (iv) Common Areas.  Costs incurred by Landlord under the foregoing subsections (ii), (iii) and (iv) will be included in Operating Expenses, provided that to the extent any Building System, equipment or fixture exclusively serves the Premises, Landlord may elect either to Maintain the same at Tenant’s sole expense and bill Tenant directly or by notice to Tenant require Tenant to Maintain the same at Tenant’s expense.  If Tenant becomes aware of any condition that is Landlord’s responsibility to repair, Tenant shall promptly notify Landlord of the condition.  Moreover, regardless of who bears responsibility for repair, Tenant shall immediately notify Landlord if Tenant becomes aware of any areas of water intrusion or mold growth in or about the Premises.

Except as provided in subsection (a) above, Tenant at its sole expense shall Maintain the Premises, the HVAC, and all fixtures and equipment in the Premises.  All repairs and replacements by Tenant shall utilize materials and equipment which are comparable to those originally used in constructing the Building and Premises.  Alterations, repairs and replacements to the Property, including the Premises, made necessary because of Tenant’s Alterations or installations, any use or circumstances special or particular to Tenant, or any act or omission of Tenant or its Agents shall be made by Landlord or Tenant as set forth above, but at the sole expense of Tenant to the extent not covered by any applicable insurance proceeds paid to Landlord.

10.           Compliance.

 As of the Rent Commencement Date, Landlord represents the Premises complies with all Laws, as evidenced by a certificate of completion issued by the City of Jacksonville.  Tenant will, at its expense, promptly comply with all Laws now or subsequently pertaining to the Premises or Tenant’s use or occupancy.  Tenant will pay any taxes or other charges by any authority on Tenant’s property or trade fixtures or relating to Tenant’s use of the Premises.  Neither Tenant nor its Agents shall use the Premises in any manner that under any Law would require Landlord to make any Alteration to or in the Building or Common Areas (without limiting the foregoing, Tenant shall not use the Premises in any manner that would cause the Premises or the-Property to be deemed a “place of public accommodation” under the ADA if such use would require any such Alteration).  Tenant shall be responsible for compliance with the ADA, and any other Laws regarding accessibility, with respect to the Premises.

Tenant will comply, and will cause its Agents to comply, with the Building Rules.  Landlord may adopt and Tenant shall comply with reasonable rules and regulations to promote energy efficiency, sustainability and environmental standards for the Property, as the same may be changed from time to time upon reasonable notice to Tenant.

Tenant agrees not to do anything or fail to do anything which will increase the cost of Landlord’s insurance or which will prevent Landlord from procuring policies (including public liability) from companies and in a form satisfactory to Landlord.  If any breach of the preceding sentence by Tenant causes the rate of fire or other insurance to be increased, Tenant shall pay the amount of such increase as additional Rent within 30 days after being billed.

Tenant agrees that (i) no activity will be conducted on the Premises that will use or produce any Hazardous Materials, except for activities which are part of the ordinary course of Tenant’s business and are conducted in accordance with all Environmental Laws (“Permitted Activities”); (ii) the Premises will not be used for storage of any Hazardous Materials, except for materials used in the Permitted Activities which are properly stored in a manner and location complying with all Environmental Laws; (iii) no portion of the Premises or Property will be used by Tenant or Tenant’s Agents for disposal of Hazardous Materials; (iv) Tenant will deliver to Landlord copies of all material safety data sheets and other written information prepared by manufacturers, importers or suppliers of any chemical; and (v) Tenant will immediately notify Landlord of any violation by Tenant or Tenant’s Agents of any Environmental Laws or the release or suspected release of Hazardous Materials in, under or about the Premises, and Tenant shall immediately deliver to Landlord a copy of any notice, filing or permit sent or received by Tenant with respect to the foregoing.  If at any time during or after the Term, any portion of the Property is found to be contaminated by Tenant or Tenant’s Agents or subject to conditions prohibited in this Lease caused by Tenant or Tenant’s Agents, Tenant will indemnify, defend and hold Landlord harmless from all claims, demands, actions, liabilities, costs, expenses, attorneys’ fees at all tribunal levels, damages and obligations of any nature arising from or as a result thereof, and Landlord shall have the right to direct remediation activities, all of which shall be performed at Tenant’s cost.  Tenant’s obligations pursuant to this subsection shall survive the expiration or termination of this Lease.

11.           Signs.  Tenant shall not place any signs on the Property without the prior consent of Landlord, other than signs that are located wholly within the interior of the Premises and not visible from the exterior of the Premises.  Tenant shall maintain all signs installed by Tenant in good condition.  Tenant shall remove its signs at the termination of this Lease, shall repair any resulting damage, and shall restore the Property to its condition existing prior to the installation of Tenant’s signs.

12.           Alterations.  Except for non-structural Alterations that (i) do not exceed $25,000 in the aggregate, (ii) are not visible from the exterior of the Premises, (iii) do not affect any Building System or the structural strength of the Building, (iv) do not require penetrations into the floor, ceiling or walls, and (v) do not require work within the walls, below the floor or above the ceiling, Tenant shall not make or permit any Alterations in or to the Premises without first obtaining Landlord’s consent, which consent shall not be unreasonably withheld.  With respect to any Alterations made by or on behalf of Tenant (whether or not the Alteration requires Landlord’s consent): (i) not less than 10 days prior to commencing any Alteration, Tenant shall deliver to Landlord the plans, specifications and necessary permits for the Alteration, together with certificates evidencing that Tenant’s contractors and subcontractors have adequate insurance coverage naming Landlord and any other associated or affiliated entity as their interests may appear as additional insureds, (ii) the Alteration shall be constructed with new materials, in a good and workmanlike manner, and in compliance with all Laws and the plans and specifications delivered to, and, if required above, approved by Landlord, ( iii) the Alteration shall be performed in accordance with Landlord’s reasonable requirements relating to sustainability and energy efficiency, and (iv) upon Landlord’s request Tenant shall, prior to commencing any Alteration, provide Landlord reasonable security against liens arising out of such construction.  Any Alteration by Tenant shall be the property of Tenant until the expiration or termination of this Lease; at that time without payment by Landlord the Alteration shall remain on the Property and become the property of Landlord unless Landlord gives notice to Tenant to remove it, in which event Tenant will remove it, will repair any resulting damage and will restore the Premises to the condition existing prior to Tenant’s Alteration.  At Tenant’s request prior to Tenant making any Alterations, Landlord will notify Tenant whether Tenant is required to remove the Alterations at the expiration or termination of this Lease.  Tenant may install its trade fixtures, furniture and equipment in the Premises, provided that the installation and removal of them will not affect any structural portion of the Property, roofing system, any Building System or any other equipment or facilities serving the Building or any occupant.

13.           Construction Liens.  Except to the extent contracted for by Landlord, the interest of Landlord in the Property shall not be subject in any way to any liens, including real estate sales commission liens and construction liens for improvements to or other work performed by or on behalf of Tenant.  Tenant promptly shall pay for any labor, services, materials, supplies or equipment furnished to Tenant in or about the Premises.  Tenant shall keep the Premises and the Property free from any liens arising out of any labor, services, materials, supplies or equipment furnished or alleged to have been furnished to Tenant.  Tenant shall take all steps permitted by law in order to avoid the imposition of any such lien.  Should any such lien or notice of such lien be filed against the Premises or the Property, Tenant shall discharge the same by bonding or otherwise within 15 days after Tenant has notice that the lien or claim is filed regardless of the validity of such lien or claim.

14.           Landlord’s Right of Entry.  Tenant shall permit Landlord and its Agents to enter the Premises at all reasonable times following at least twenty four (24) hours prior notice (except in an emergency) to inspect, Maintain, or make Alterations to the Premises or Property, to exhibit the Premises for the purpose of sale or financing, and, during the last 12 months of the Term, to exhibit the Premises to any prospective tenant.  Landlord will make reasonable efforts not to inconvenience Tenant in exercising such rights, but Landlord shall not be liable for any interference with Tenant’s occupancy resulting from Landlord’s entry.

15.           Damage by Fire or Other Casualty.  If the Premises or Common Areas shall be damaged or destroyed by fire or other casualty, Tenant shall promptly notify Landlord, and Landlord, subject to the conditions set forth in this Section, shall repair such damage and restore the Premises or Common Areas to substantially the same condition in which they were immediately prior to such damage or destruction, but not including the repair, restoration or replacement of the fixtures, equipment, or Alterations installed by or on behalf of Tenant.  Landlord shall notify Tenant, (“Landlord’s Notice”) within 30 days after the date of the casualty, if Landlord anticipates that the restoration will take more than 180 days from the date of the casualty to complete; in such event, Landlord may terminate this Lease effective as of the date of casualty by giving notice to the Tenant within 10 days after Landlord’s Notice.  In the event of that (a) the restoration will take more than 180 days from the date of the casualty to complete; (b) the casualty was not caused by Tenant or Tenant’s Agents; (c) the Premises are rendered untenable or the casualty to the Common Area limits access to the Premises such that Tenant is unable to conduct its business on the Premises, then Tenant may terminate this Lease effective as of the date of casualty by giving notice to the Landlord within 10 days after Landlord’s Notice.  If a casualty occurs during the last 12 months of the Term, Landlord may terminate this Lease unless Tenant has the right to extend the Term for at least 3 more years and does so within 30 days after the date of the casualty.  Moreover, Landlord may terminate this Lease if the loss is not covered by the insurance required to be maintained by Landlord under this Lease.  Tenant will receive an abatement of Minimum Annual Rent and Annual Operating Expenses to the extent the Premises are rendered untenantable as a result of the casualty.

16.           Condemnation.  If (a) all of the Premises are Taken, (b) any part of the Premises is Taken and the remainder is insufficient in Landlord’s opinion for the reasonable operation of Tenant’s business, or (c) any of the Property is Taken, and, in Landlord’s opinion, it would be impractical or the condemnation proceeds are insufficient to restore the remainder, then this Lease shall terminate as of the date the condemning authority takes possession.  If this Lease is not terminated, Landlord shall restore the Building to a condition as near as reasonably possible to the condition prior to the Taking, the Minimum Annual Rent shall be abated for the period of time all or a part of the Premises is untenantable in proportion to the square foot area untenantable, and this Lease shall be amended appropriately.  The compensation awarded for a Taking shall belong to Landlord.  Except for any relocation benefits to which Tenant may be entitled, Tenant hereby assigns all claims against the condemning authority to Landlord, including, but not limited to, any claim relating to Tenant’s leasehold estate.

17.           Quiet Enjoyment.  Landlord covenants that Tenant, upon performing all of its covenants, agreements and conditions of this Lease, shall have quiet and peaceful possession of the Premises as against anyone claiming by or through Landlord, subject, however, to the terms of this Lease.

18.           Assignment and Subletting.

Except as provided in Section (b) below, Tenant shall not enter into nor permit any Transfer voluntarily or by operation of law, without the prior consent of Landlord, which consent shall not be unreasonably withheld.  Without limitation, Tenant agrees that Landlord’s consent shall not be considered unreasonably withheld if (i) the proposed transferee is an existing tenant of Landlord or an affiliate of Landlord, (ii) the business, business reputation or creditworthiness of the proposed transferee is unacceptable to Landlord, (iii) Landlord or an affiliate of Landlord has comparable space available for lease by the proposed transferee or (iv) Tenant is in default under this Lease or any act or omission has occurred which would constitute a default with the giving of notice and/or the passage of time.  A consent to one Transfer shall not be deemed to be a consent to any subsequent Transfer.  In no event shall any Transfer relieve Tenant from any obligation under this Lease.  Landlord’s acceptance of Rent fi-om any person shall not be deemed to be a waiver by Landlord of any provision of this Lease or to be a consent to any Transfer.  Any Transfer not in conformity with this Section 18 shall be void at the option of Landlord.

Landlord’s consent shall not be required in the event of any Transfer by Tenant to an Affiliate provided that (i) the Affiliate has a tangible net worth at least equal to that of Tenant as of the date of this Lease, (ii) Tenant provides Landlord notice of the Transfer at least 15 days prior to the effective date, together with current financial statements of the Affiliate certified by an executive officer of the Affiliate, and (ii) in the case of an assignment or sublease, Tenant delivers to Landlord an assumption agreement reasonably acceptable to Landlord executed by Tenant and the Affiliate, together with a certificate of insurance evidencing the Affiliate’s compliance with the insurance requirements of Tenant under this Lease.

The provisions of subsection (a) above notwithstanding, if Tenant proposes to Transfer all of the Premises (other than to an Affiliate), Landlord may terminate this Lease, either conditioned on execution of a new lease between Landlord and the proposed transferee or without that condition.  If Tenant proposes to enter into a Transfer of less than all of the Premises (other than to an Affiliate), Landlord may amend this Lease to remove the portion of the Premises to be transferred, either conditioned on execution of a new lease between Landlord and the proposed transferee or without that condition.  If this Lease is not so terminated or amended, Tenant shall pay to Landlord, immediately upon receipt, the excess of (i) all compensation received by Tenant for the Transfer over (ii) the Rent allocable to the Premises transferred.

If Tenant requests Landlord’s consent to a Transfer, Tenant shall provide Landlord, at least 15 days prior to the proposed Transfer, current financial statements of the transferee certified by an executive officer of the transferee, a complete copy of the proposed Transfer documents, and any other information Landlord reasonably requests.  Immediately following any approved assignment or sublease, Tenant shall deliver to Landlord an assumption agreement reasonably acceptable to Landlord executed by Tenant and the transferee, together with a certificate of insurance evidencing the transferee’s compliance with the insurance requirements of Tenant under this Lease.  Tenant agrees to reimburse Landlord for reasonable administrative and attorneys’ fees in connection with the processing and documentation of any Transfer for which Landlord’s consent is requested not to exceed $5,000.

19.           Subordination; Mortgagee’s Rights.

Tenant accepts this Lease subject and subordinate to any Mortgage now or in the future affecting the Premises, provided that Tenant’s right of possession of the Premises shall not be disturbed by the Mortgagee so long as Tenant is not in default under this Lease.  Tenant shall, in the event any proceedings are brought for the foreclosure of the Premises or in the event of exercise of the power of sale under any security instrument made by Landlord covering the Premises, or termination of any ground lease, attorn to the Mortgagee or purchaser under such foreclosure or sale, or ground lessor, as the case may be, and recognize such Mortgagee, purchaser or lessor as the Landlord under this Lease.  This clause shall be self-operative, but within 10 days after request, Tenant shall execute and deliver any further instruments confirming the subordination of this Lease and any further instruments of attornment that the Mortgagee may reasonably request.  However, any Mortgagee may at any time subordinate its Mortgage to this Lease, without Tenant’s consent, by giving notice to Tenant, and this Lease shall then be deemed prior to such Mortgage without regard to their respective dates of execution and delivery; provided that such subordination shall not affect any Mortgagee’s rights with respect to condemnation awards, casualty insurance proceeds, intervening liens or any right which shall arise between the recording of such Mortgage and the execution of this Lease.

No Mortgagee shall be (i) liable for any act or omission of a prior landlord, (ii) subject to any rental offsets or defenses against a prior landlord, (iii) bound by any amendment of this Lease made without its written consent, or (iv) bound by payment of Monthly Rent more than one month in advance or liable for any other funds paid by Tenant to Landlord unless such funds actually have been transferred to the Mortgagee by Landlord.

The provisions of Sections 15 and 16 above notwithstanding, Landlord’s obligation to restore the Premises after a casualty or condemnation shall be subject to the consent and prior rights of any Mortgagee.

20.           Tenant’s Certificate; Financial Information.  Within 15 days after Landlord’s request from time to time, (a) Tenant shall execute, acknowledge and deliver to Landlord, for the benefit of Landlord, Mortgagee, any prospective Mortgagee, and any prospective purchaser of Landlord’s interest in the Property, an estoppel certificate in the form of attached Exhibit “C” (or other form requested by Landlord), modified as necessary to accurately state the facts represented, and (b) Unless available via public records, Tenant shall furnish to Landlord, Landlord’s Mortgagee, prospective Mortgagee and/or prospective purchaser reasonably requested financial information.  Landlord agrees to keep any private financial information provided to it by Tenant confidential (except for disclosure to the parties listed in this subsection (b)), and any Mortgagee, prospective Mortgagee and/or prospective purchaser with which Landlord shares such information shall be informed by Landlord of the obligation to keep such information confidential.

21.           Surrender.

On the date on which this Lease expires or terminates, Tenant shall return possession of the Premises to Landlord in good condition, except for ordinary wear and tear, and except for casualty damage or other conditions that Tenant is not required to remedy under this Lease.  Prior to the expiration or termination of this Lease, Tenant shall remove from the Property all furniture, trade fixtures, equipment, wiring and cabling (unless Landlord directs Tenant otherwise), and all other personal property installed by Tenant or its assignees or subtenants.  Tenant shall repair any damage resulting from such removal and shall restore the Property to good order and condition.  Any of Tenant’s personal property not removed as required shall be deemed abandoned, and Landlord, at Tenant’s expense, may remove, store, sell or otherwise dispose of such property in such manner as Landlord may see fit and/or Landlord may retain such property or sale proceeds as its property.  If Tenant does not return possession of the Premises to Landlord in the condition required under this Lease, Tenant shall pay Landlord all resulting damages Landlord may suffer.

If Tenant remains in possession of the Premises after the expiration or termination of this Lease, Tenant’s occupancy of the Premises shall be that of a tenancy at will.  Tenant’s occupancy during any holdover period shall otherwise be subject to the provisions of this Lease (unless clearly inapplicable), except that the Monthly Rent shall be double the Monthly Rent payable for the last full month immediately preceding the holdover.  No holdover or payment by Tenant after the expiration or termination of this Lease shall operate to extend the Term or prevent Landlord from immediate recovery of possession of the Premises by summary proceedings or otherwise.  Any provision in this Lease to the contrary notwithstanding, any holdover by Tenant shall constitute a default on the part of Tenant under this Lease entitling Landlord to exercise, without obligation to provide Tenant any notice or cure period, all of the remedies available to Landlord in the event of a Tenant default, and Tenant shall be liable for all damages, including consequential damages, that Landlord suffers as a result of the holdover.

22.           Defaults - Remedies.

It shall be an Event of Default:

(i)          If Tenant does not pay in full when due any and all Rent within five (5) days after written notice (which notice may be in the form of a monthly payment letter).

(ii)         If Tenant enters into or permits any Transfer in violation of Section 18 above;

(iii)        If Tenant fails to observe and perform or otherwise breaches any other provision of this Lease, and, except as provided in Section 22(c) below, Tenant fails to cure the default on or before the date that is 10 days after Landlord gives Tenant notice of default; provided, however, if the default cannot reasonably be cured within 10 days following Landlord’s giving of notice, Tenant shall be afforded additional reasonable time (not to exceed 30 days following Landlord’s notice) to cure the default if Tenant begins to cure the default within 10 days following Landlord’s notice and continues diligently in good faith to completely cure the default; or

(iv)        If Tenant becomes insolvent or makes a general assignment for the benefit of creditors or offers a settlement to creditors, or if a petition in bankruptcy or for reorganization or for an arrangement with creditors under any federal or state law is filed by or against Tenant, or a bill in equity or other proceeding for the appointment of a receiver for any of Tenant’s assets is commenced, or if any of the real or personal property of Tenant shall be levied upon; provided that any proceeding brought by anyone other than Landlord or Tenant under any bankruptcy, insolvency, receivership or similar law shall not constitute an Event of Default until such proceeding has continued unstayed for more than 60 consecutive days.

If an Event of Default occurs, Landlord shall have the following rights and remedies:

(i)          Landlord, without any obligation to do so, may elect to cure the default on behalf of Tenant, in which event Tenant shall reimburse Landlord upon demand for any sums paid or costs incurred by Landlord (together with an administrative fee of 15% thereof) in curing the default, plus interest at the Interest Rate from the respective dates of Landlord’s incurring such costs, which sums and costs together with interest at the Interest Rate shall be deemed additional Rent;

(ii)         To enter and repossess the Premises, by breaking open locked doors if necessary, and remove all persons and all or any property, solely by action at law, without being liable for prosecution or damages.  Landlord may, at Landlord’s option, make Alterations and repairs in order to relet the Premises and relet all or any part(s) of the Premises for Tenant’s account.  Tenant agrees to pay to Landlord on demand any deficiency (taking into account all costs incurred by Landlord) that may arise by reason of such reletting.  In the event of reletting without termination of this Lease, Landlord may at any time thereafter elect to terminate this Lease for such previous breach;

(iii)        To accelerate the whole or any part of the Rent for the balance of the Term, and declare the same to be immediately due and payable; and

(iv)        To terminate this Lease and the Term without any right on the part of Tenant to save the forfeiture by payment of any sum due or by other performance of any condition, term or covenant broken.

Landlord shall not be required to give such notice prior to exercising its rights under Section 22(b) if Tenant fails to comply with the provisions of Sections 13, 20 or 27 or in an emergency.

No waiver by Landlord of any breach by Tenant shall be a waiver of any subsequent breach, nor shall any forbearance by Landlord to seek a remedy for any breach by Tenant be a waiver by Landlord of any rights and remedies with respect to such or any subsequent breach.  Efforts by Landlord to mitigate the damages caused by Tenant’s default shall not constitute a waiver of Landlord’s right to recover damages hereunder.  No right or remedy herein conferred upon or reserved to Landlord is intended to be exclusive of any other right or remedy provided herein or by law, but each shall be cumulative and in addition to every other right or remedy given herein or now or hereafter existing at law or in equity.  No payment by Tenant or receipt or acceptance by Landlord of a lesser amount than the total amount due Landlord under this Lease shall be deemed to be other than on account, nor shall any endorsement or statement on any check or payment be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of Rent due, or Landlord’s right to pursue any other available remedy.

If either party commences an action against the other party arising out of or in connection with this Lease, the prevailing party shall be entitled to have and recover from the other party attorneys’ fees, costs of suit, investigation expenses and discovery costs, including costs of appeal.

Landlord and Tenant waive the right to a trial by jury in any action or proceeding based upon or related to, the subject matter of this Lease.

ln the event of a Tenant Default and Tenant’s subsequent vacating of the Premises, Landlord shall use commercially reasonably efforts to mitigate its damages in connection therewith.

23.           Tenant’s Authority.  Tenant represents and warrants to Landlord that: (a) Tenant is duly formed, validly existing and in good standing under the laws of the state under which Tenant is organized, and qualified to do business in the state in which the Property is located, and (b) the person(s) signing this Lease are duly authorized to execute and deliver this Lease on behalf of Tenant.

24.           Liability of Landlord.  The word “Landlord” in this Lease includes the Landlord executing this Lease as well as its successors and assigns, each of which shall have the same rights, remedies, powers, authorities and privileges as it would have had it originally signed this Lease as Landlord.  Any such person or entity, whether or not named in this Lease, shall have no liability under this Lease after it ceases to hold title to the Premises except for obligations already accrued (and, as to any unapplied portion of Tenant’s Security Deposit, Landlord shall be relieved of all liability upon transfer of such portion to its successor in interest).  Tenant shall look solely to Landlord’s successor in interest for the performance of the covenants and obligations of the Landlord hereunder which subsequently accrue.  Landlord shall not be deemed to be in default under this Lease unless Tenant gives Landlord notice specifying the default and Landlord fails to cure the default within thirty (30) days following Tenant’s giving of notice; provided, however, if the default cannot be reasonably cured within thirty (30) days following Tenant’s giving of notice, Landlord shall be afforded additional reasonable time to cure the default if Landlord begins to cure the default within thirty (30) days following Landlord’s notice and continues diligently in good faith to completely cure the default..  In no event shall Landlord be liable to Tenant for any loss of business or profits of Tenant or for consequential, punitive or special damages of any kind.  Neither Landlord nor any principal of Landlord nor any owner of the Property, whether disclosed or undisclosed, shall have any personal liability with respect to any of the provisions of this Lease or the Premises; Tenant shall look solely to the equity of Landlord in the Property for the satisfaction of any claim by Tenant against Landlord.

25.           Miscellaneous.

The captions in this Lease are for convenience only, are not a part of this Lease and do not in any way define, limit, describe or amplify the terms of this Lease.

This Lease represents the entire agreement between the parties hereto and there are no collateral or oral agreements or understandings between Landlord and Tenant with respect to the Premises or the Property.  No rights, easements or licenses are acquired in the Property or any land adjacent to the Property by Tenant by implication or otherwise except as expressly set forth in this Lease.  This Lease shall not be modified in any manner except by an instrument in writing executed by the parties.  The masculine (or neuter) pronoun and the singular number shall include the masculine, feminine and neuter genders and the singular and plural number.  The word “including” followed by any specific item(s) is deemed to refer to examples rather than to be words of limitation.  The word “person” includes a natural person, a partnership, a corporation, a limited liability company, an association and any other form of business association or entity.  Both parties having participated fully and equally in the negotiation and preparation of this Lease, this Lease shall not be more strictly construed, nor any ambiguities in this Lease resolved, against either Landlord or Tenant.

Each covenant, agreement, obligation, term, condition or other provision contained in this Lease shall be deemed and construed as a separate and independent covenant of the party bound by, undertaking or making the same, not dependent on any other provision of this Lease unless otherwise expressly provided.  All of the terms and conditions set forth in this Lease shall apply throughout the Term unless otherwise expressly set forth herein.

If any provisions of this Lease shall be declared unenforceable in any respect, such unenforceability shall not affect any other provision of this Lease, and each such provision shall be deemed to be modified, if possible, in such a manner as to render it enforceable and to preserve to the extent possible the intent of the parties as set forth herein.  This Lease shall be construed and enforced in accordance with the laws of the state in which the Property is located.

This Lease shall be binding upon and inure to the benefit of Landlord and Tenant and their respective heirs, personal representatives and permitted successors and assigns.  All persons liable for the obligations of Tenant under this Lease shall be jointly and severally liable for such obligations.

Tenant shall not record this Lease or any memorandum without Landlord’s prior consent.

Except as explicitly stated elsewhere in this Lease, any time Tenant must seek Landlord’s approval, said approval shall not be unreasonably withheld, conditioned, or delayed.

26.           Notices.  Any notice, consent or other communication under this Lease shall be in writing and addressed to Landlord or Tenant at their respective addresses specified in Section 1 above (or to such other address as either may designate by notice to the other) with a copy to any Mortgagee or other party designated by Landlord.  Each notice or other communication shall be deemed given if sent by prepaid overnight delivery service or by certified mail, return receipt requested, postage prepaid or in any other manner, with delivery in any case evidenced by a receipt, and shall be deemed to have been given on the day of actual delivery to the intended recipient or on the business day delivery is refused.  The giving of notice by either parties’ attorney, representative and agent under this Section shall be deemed to be proper notice.

27.           Security Deposit.  At the time of signing this Lease, Tenant shall deposit with Landlord the Security Deposit to be retained by Landlord as cash security for the faithful performance and observance by Tenant of the provisions of this Lease.  Tenant shall not be entitled to any interest on the Security Deposit.  Landlord shall have the right to commingle the Security Deposit with its other funds.  Landlord may use the whole or any part of the Security Deposit for the payment of any amount as to which Tenant is in default or to compensate Landlord for any loss or damage it may suffer by reason of Tenant’s default under this Lease.  If Landlord uses all or any portion of the Security Deposit as herein provided, within 10 days after demand, Tenant shall pay Landlord cash in an amount equal to that portion of the Security Deposit used by Landlord.  If Tenant complies fully and faithfully with all of the provisions of this Lease, the Security Deposit shall be returned to Tenant after the Expiration Date and surrender of the Premises to Landlord.

28.           Radon Gas.  As required by Florida statute, the following notification is provided: “RADON GAS: Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time.  Levels of radon that exceed federal and state guidelines have been found in buildings in Florida.  Additional information regarding radon and radon testing may be obtained from your county health department.”

29.           No Offer.  This Lease is submitted to Tenant on the understanding that it will not be considered an offer by Landlord and will not bind Landlord in any way until (a) Tenant has duly executed and delivered the required number of originals to Landlord and (b) Landlord has executed and delivered one of such originals to Tenant.

30.           Option to Renew.

(a)          Grant.  Landlord grants to Tenant the one-time option to renew this Lease upon the terms and conditions set out in this Section 30 if:

(i)          Tenant delivers to Landlord, not later than two hundred seventy (270) days prior to the end of the original Term, written notice exercising its option to renew this Lease;

(ii)          Tenant has complied with and performed all of the terms and covenants of this Lease, an Event of Default has not occurred hereunder at the time it exercises its option or at the commencement of the renewal term, that there then exists no event that with the giving of notice and/or the passage of time would constitute an Event of Default;

(iii)          Tenant is in possession of all of the Premises and has not sublet all or any part of the Premises or assigned the Lease (regardless of whether any such assignment or sublease was made with or without Landlord’s consent), except for transfers pursuant to Section 18(B); and

(iv)          Intentionally Omitted.

(b)          Terms.  During the renewal term:

(i)          Minimum Annual Rent shall be the Market Rent as defined in Section 31 for the first year of the renewal term but in no event less than the 104% of the Minimum Annual Rent payable in the last year of the initial Lease Term.  Thereafter, Minimum Annual Rent shall increase by 4% each lease year during the renewal term.

(ii)          The term of the renewal lease shall be eighty-four (84) months commencing upon the expiration of the original Term with no further right of renewal.

(iii)          The remaining terms and conditions of the renewal lease shall be as set out in Landlord’s then-current standard form of lease for the Building.

(c)          Documentation.  Landlord and Tenant shall execute and deliver appropriate documentation to evidence renewal and the terms and conditions of the renewal lease.

31.           Market Rent.

Market Rent means for the purposes of Section 30, the annual amount per square foot (exclusive of Operating Expenses), including adjustments thereto, if any, that a willing renewing tenant would pay and a willing landlord would accept in arm’s length bona fide negotiations for a lease of premises having a similar configuration, similar age and otherwise similar to the Premises in comparable industrial warehouse buildings in the immediate area of the Building and/or the area commonly known as West Side Industrial Market of Jacksonville, Florida, on the same terms and conditions for the specified period of time.  No deduction shall be made for the value of existing improvements and finishes provided by Tenant.

If Tenant properly exercises its option to a renewal term, Landlord and Tenant shall attempt to agree as to the Market Rent at least six (6) months prior to the commencement of such renewal term.  In the event that Landlord and Tenant do not agree on the Market Rent for the renewal term by such period, Landlord and Tenants shall each select a Commercial Real Estate Broker with expertise in the Industrial Market of Jacksonville, Florida.  Said Commercial Real Estate Brokers shall then jointly determine the Market Rent for the Premises.  Landlord and Tenant shall each pay the expenses for their chosen Commercial Real Estate Broker.

32.           Landlord Work.

(a)          Defined Terms.  The date set forth in Section l(d) is defined as the “COMPLETION DATE” “COMMENCEMENT DATE” and the “RENT COMMENCEMENT DATE” is the date set forth in Section 4 above.

(b)          Completion by Landlord.  Landlord shall complete the Landlord Work in accordance with the plans or the description of improvements attached as Exhibit “E”.  All necessary construction shall be substantially completed and ready for Tenant to commence the Tenant Improvements on the Completion Date, subject to extension for delays due to any cause beyond the reasonable control of Landlord or Landlord’s contractors or suppliers.  All construction shall be done in a good and workmanlike manner and shall comply at the time of completion with all applicable laws and requirements of the governmental authorities having jurisdiction.  Completion of the Work shall be evidenced by the issuance of a certificate of completion (or equivalent) by the appropriate governmental authorities.

(c)          Possession.  Tenant’s occupancy of the Premises shall constitute Tenant’s acceptance of such work by Landlord.  Tenant and its agents shall have the right, at Tenant’s own risk, expense and responsibility, at all reasonable times prior to the Completion Date, to enter the Premises for the purpose of taking measurements and commencing the Tenant Improvements, as hereinafter defined, provided that Tenant does not interfere with or delay the work to be performed by Landlord, Tenant uses contractors and workers compatible with the contractors and workers engaged by Landlord, and Tenant obtains Landlord’s prior written consent.

(d)          Improvements.  The leasehold improvements (as distinguished from Tenant’s fixtures and equipment) in the Premises which are paid for or funded by Landlord are the property of Landlord, and the leasehold improvements installed in the Premises which are constructed and funded by Tenant (in excess of the Tenant Allowance) are the property of the Tenant.  Accordingly, in recognition of which party bears the economic burden of the improvements constructed on the Premises, it is agreed and understood that for the leasehold improvements paid for or funded by Landlord, Landlord retains the right to the depreciation deductions of all such alterations, additions and improvements made at Landlord’s expenses, and those paid with the Tenant Allowance.  Tenant likewise retains the right to the depreciation deductions of all such alterations, additions, and leasehold improvements made at Tenant’s expense (in excess of the Tenant Allowance).

(e)          Warranties.  Any warranties and guaranties obtained by Landlord on Landlord’s Work which relate to items which Tenant is responsible to repair and maintain during the Lease Term shall be transferred to Tenant, to the extent assignable.

33.           Tenant Improvements; Tenant Allowance.

(a)          Completion by Tenant.  The Tenant Improvements shall be completed by Tenant and its contractor(s), (“Tenant’s Contractors”), at Tenant’s sole expense, in accordance with the tenant improvements attached hereto as Exhibit “F”.  Landlord hereby consents to the alterations Tenant intends to make to the Premises in accordance with the Plans and Specifications (the “Tenant Improvements”), provided that Tenant complies with this Lease, including without limitation, Section I2 and the following conditions:

(i)          At least ten (10) days prior to commencement of construction, Tenant shall deliver to Landlord a certificate of insurance for each of Tenant’s contractors evidencing adequate insurance coverage naming Landlord and Landlord’s agent as additional insureds;

(ii)          In addition to the right of Landlord and its Agents to inspect the Premises set forth in Section 14 of this Lease, Landlord and its Agents shall have the right to conduct a walk-through inspection of the Premises as completed by Tenant;

(iii)          The warranties from Tenant’s contractor(s) shall be for the benefit of Landlord as well as Tenant and Tenant shall deliver such warranties to Landlord upon receipt; and

(iv)          All construction shall be done in a good and workmanlike manner and shall comply at the time of completion with all with all applicable laws and requirements of the governmental authorities having jurisdiction (including but not limited to federal, state, county and local laws, rules and ordinances).  Tenant shall deliver to Landlord copies of all certificates of occupancy, permits and licenses required to be issued by any authority in connection with Tenant’s construction.

Upon completion of the Tenant Improvements, Tenant shall furnish Landlord with full and final waivers of liens and contractors’ affidavits and statements, in such form as may be required by Landlord, Landlord’s title insurance company from all parties performing labor or supplying materials or services in connection with the Work showing that all of said parties have been compensated in full and waiving all liens in connection with the Premises and Building.  Tenant shall submit to Landlord a detailed breakdown of Tenant’s total construction costs, together with such evidence of payment.  Within ten (10) days of submittal of such evidence and satisfaction of the requirements set forth in this Section 33 and provided further that no Event of Default is continuing, Landlord shall pay to Tenant the Tenant Improvement Allowance.

Upon the expiration of the Lease Term, the Premises will be delivered by Tenant in broom clean condition, and Tenant shall cause the removal of the Tenant Improvements in a manner that does not damage any portion of the Premises, unless otherwise specifically agreed to by Landlord in writing at the time of the approval of the Tenant Improvements by Landlord.

34.           Brokers.  Landlord and Tenant respectively represent and warrant to each other that neither of them has consulted or negotiated with any broker or finder with regard to this Lease except Tenant’s Broker representing Tenant and Landlord’s Broker representing Landlord.  Landlord and Tenant each will indemnify the other against, and hold the other harmless from, any claims for fees or commissions from anyone with whom either of them has consulted or negotiated with regard to the Premises and this Lease, including without limitation, attorneys’ fees at all tribunal levels incurred in connection with the defense of any such claim, with the exception of the brokers named herein.  Landlord will pay the fees or commissions due only to Landlord’s Broker and Tenant’s Broker as set forth pursuant to a separate written agreement between Landlord and Landlord’s Broker.

Landlord and Tenant have executed this Lease on the respective date(s) set forth below

Landlord:

Date Signed:	January 20, 2022	JAX INDUSTRIAL ONE, LTD., a Florida limited partnership
By: Pan American Equity Partners 3, LLC, a Florida limited liability company

By:	/s/ Carlos C. Lopez-Cantera
Print name:	Carlos C. Lopez-Cantera, Manager

Tenant:

Date Signed:	CENNTRO AUTOMOTIVE
CORPORATION, a Delaware corporation

By:	/s/ Tony Tsai
Print Name:	Tony Tsai
Title:	Vice President of Corporate Affairs

GUARANTY OF LEASE

This Guaranty is made as of this 12 day of January, 2022, by CENNTRO ELECTRIC GROUP LIMITED (hereafter “Guarantor”) with an address of 25 Martin Place, Sydney NSW 200, Australia, to and in favor of JAX INDUSTRIAL ONE, LTD, a Florida limited partnership (hereafter “Landlord”) with an address of 2151 S. Le Jeune Road, Suite 300, Coral Gables, Florida 33134.

W I T N E S S E T H:

WHEREAS, Landlord and CENNTRO AUTOMOTIVE CORPORATION, a Delaware corporation (the “Tenant”) entered into that certain Lease Agreement dated of even date herewith (the “Lease”) pursuant to which the Tenant leased the Premises more particularly described in the Lease.

WHEREAS, as a condition to entering in the Lease, Landlord has required the Guarantor to execute this Guaranty of Lease (“Guaranty”); and

WHEREAS, Guarantor will receive direct or indirect benefit from the Landlord entering into the Lease with the Tenant.

NOW, THEREFORE, in order to induce Landlord to enter into the Lease and for other good and valuable consideration, the undersigned Guarantor hereby agrees as follows:

1.
Guarantor hereby absolutely, unconditionally, and irrevocably jointly and severally guarantees to Landlord the full and prompt payment of all base rent and additional rent and any and all other sums and charges payable by Tenant under the Lease (collectively, the “Payment Obligations”) and hereby further guarantees the full and timely performance and observance of all of the covenants, terms conditions and agreements therein provided to be performed and observed by Tenant (the “Performance Obligations” and together with the Payment Obligations collectively, the “Obligations”).  In the event of a default under the Lease, Guarantor hereby covenants and agrees with Landlord: (i) to make the due and full punctual payment of all Payment Obligations payable by Tenant under the Lease; (ii) to effect prompt and complete performance of all and each of the Performance Obligations, contained in the Lease on the part of Tenant to be kept, observed and performed; and (iii) to indemnify and save harmless Landlord from any loss, costs or damages arising out of any failure by Tenant to pay or perform any Obligation including, without limitation, attorneys’ fees and costs of collection.  This Guaranty is a continuing guaranty of payment and performance and is not conditional or contingent upon any attempt to collect from Tenant or upon any other condition or contingency.

2.
In the event of a default under the Lease, Guarantor waives any right to require Landlord to first: (a) proceed against Tenant or pursue any rights or remedies with respect to the Lease; (ii) proceed against or exhaust any security that Landlord holds from Tenant; or (iii) pursue any other remedy whatsoever.  Landlord shall have the right to enforce this Guaranty regardless of the acceptance of additional security from Tenant and regardless of the release or discharge of Tenant or any guarantor by Landlord or by others, or by operation of law.

1

3.
Guarantor hereby expressly waives: (a) any right of setoff, counterclaim or deduction against amounts due under this Guaranty; (b) notice of the acceptance of this Guaranty and notice of default of Tenant under the Lease; and (c) the right to interpose all substantive and procedural defenses of the law of guaranty, indemnification and suretyship, except the defenses of prior payment or prior performance.

4.
Without limiting the generality of the foregoing, the liability of Guarantor under this Guaranty shall not be deemed to have been waived, released, discharged, impaired or affected by (a) reason of any waiver or failure to enforce or delay in enforcing any of the Obligations, or (b) the granting of any indulgence or extension of time to Tenant, or (c) the assignment of the Lease, or the subletting of the Premises by Tenant, with or without Landlord’s consent, or (d) the expiration of the term, or (e) if Tenant holds over beyond the term of the Lease, or (f) any merger or reorganization or the release or discharge of Tenant or any other guarantor in any voluntary or involuntary receivership, bankruptcy, winding-up or other creditors’ proceedings, or (g) the rejection, disaffirmance or disclaimer of the Lease by any party in any action or proceeding, or (h) the release of any collateral held for the Obligations or release of any Guarantor or any other guarantor, or (i) any defect or invalidity of the Lease or (j) the transfer by Guarantor of any or all of the capital stock of Tenant, and shall continue with respect to the periods prior thereto and thereafter.  The liability of the Guarantor shall not be affected by any repossession, re-entry or re- letting of the Premises by Landlord.

5.
The liability of Guarantor under this Guaranty shall not be released by any modification or amendment to the Lease (including any extension or renewal of the term of the Lease), and in the case of any such modification, the liability of Guarantor shall be modified in accordance with the term of any such modification of the Lease.  Guarantor waives any notice of the modification or amendment of the Lease.

6.
The liability of Guarantor hereunder shall not be affected in any way by: (a) the release or discharge of Tenant in any insolvency, receivership, bankruptcy or other proceedings; nor (b) the impairment, limitation or modification of the liability of Tenant or the estate of Tenant in bankruptcy, or of any remedy for the enforcement of Tenant’s liability under the Lease, resulting from the operation of any present or future provision of the United States Bankruptcy Code or other statute or from any decision in any court; nor (c) the rejection or disaffirmance of the Lease in any such proceedings; nor (d) the assignment or transfer of the Lease by Tenant; nor (e) any subletting of all or any part of the Leased Premises, with or without the consent of Landlord; nor (f) any disability or other defense of Tenant; nor (g) the cessation of the liability of Tenant from any cause whatsoever.

7.
Guarantor shall pay Landlord’s reasonable attorneys’ fees and all costs and other expenses incurred in any collection or attempted collection of this Guaranty or in any negotiations relative to the Obligations guaranteed under this Guaranty whether or not a lawsuit is commenced.  All rights and remedies of Landlord under this Guaranty shall be cumulative and may be exercised singly or concurrently.

8.
This Guaranty shall remain in full force and effect until the payment or performance of all Obligations and the other amounts payable under this Guaranty (whether or not the Lease shall have been terminated).  Until the payment and performance of all Obligations and the amounts payable under this Guaranty, Guarantor (a) Shall have no right of subrogation against Tenant by reason of any payments or acts of performance by the Guarantor in compliance with the obligations of the Guarantor under this Guaranty; (b) Waives any right to enforce any remedy which Guarantor now or hereinafter shall have against Tenant by reason of any one or more payments or acts of performance in compliance with the obligations of Guarantor under this Guaranty; and (c) Subordinates any liability or indebtedness of Tenant now or hereafter held by Guarantor to the obligations of Tenant to the Landlord under the Lease.

9.	This instrument may not be changed, modified, discharged or terminated orally or in any manner other than by an agreement in writing signed by Guarantor and the Landlord.

10.
All of the terms, agreements and conditions of this Guaranty shall extend to and be binding upon Guarantor, and the heirs, executors, personal administrators, and/or successors and assigns of Guarantor and shall inure to the benefit of and may be enforced by Landlord, its successors and assigns, and the holder of any mortgage to which the Premises may be subject at any time or from time to time.

11.
The use of the singular herein shall include the plural and the use of any gender shall include all genders or neuter as the case may be.  This Guaranty is entered into in the State of Florida and shall be governed by and construed in accordance with the laws of the State of Florida.  Guarantor submits to the jurisdiction of the state and federal courts in the State of Florida.  The venue of any such action or proceeding shall be in Duval County, Florida.  Guarantor waives the right to interpose any set-off or non-compulsory counterclaim, or to plead laches or any statute of limitation as a defense, or (to the extent the same may be lawfully waived) to take advantage of any other provision of law which would otherwise benefit Guarantor.

12.
This Guaranty has been executed and delivered by Guarantor and constitutes the valid, binding and legal obligation of the Guarantor.  Guarantor agrees that it will, from time to time, within ten (10) days of Landlord’s request, executed and deliver a statement certifying that this Guaranty is unmodified and in full force and effect.

13.
All notices under this Guaranty shall be delivered by certified mail, return receipt requested, to the address of the parties first set forth above.  All notices shall be effective as of depositing the same in mail.

14.
If any provision of this Guaranty or the application thereof to any person or circumstances shall, for any reason and to any extent, be invalid or unenforceable, the remainder of this Guaranty and the application of that provision to other persons or circumstances shall not be affected but rather shall be enforced to the extent permitted by law.  This Guaranty shall be construed without regard to any presumption or other rule requiring construction against the party causing this Guaranty to be drafted.

15.
As a further inducement to Landlord to enter into the Lease and to accept this Guaranty, Guarantor hereby intentionally, knowingly and voluntarily WAIVES ANY RIGHT TO A TRIAL BY JURY in any lawsuit, proceeding, counterclaim, or any other litigation procedure based upon, or arising out of this Guaranty.  In extension of the foregoing, the Guarantor specifically consents to trial before a court respecting any such matter.  Guarantor will not seek to consolidate any such action in which a jury trial has been waived with any other action in which a jury trial cannot be or has not been waived.  Guarantor acknowledges that this waiver of jury trial is a material inducement to Landlord in accepting this Guaranty, that Landlord would not have accepted this Guaranty without this jury trial waiver, and that Guarantor has been represented by an attorney or has had an opportunity to consult with an attorney regarding this Guaranty and understands the legal effect of this jury trial waiver.

16.
Landlord may assign this Guaranty, in whole or as to such part which has not been realized upon, to any assignee(s) or transferee(s) of Landlord’s interest under the Lease, without prior notice to or the consent of Guarantor.

17.	This instrument is a continuing guaranty and shall apply to the Lease, to any extension or renewal thereof and to any holdover term following the original term or any such extension or renewal.

18.	This instrument may not be changed, modified, discharged or terminated orally or in any manner other than by an agreement in writing signed by Guarantor and Landlord.

WITNESS the due execution hereof as of the date first written above.

Signed, sealed and delivered in the	GUARANTOR:
presence of these witnesses:	Cenntro Electric Group Limited
/s/ [***]	/s/ Edmond Fong Ting Cheng
Print Name: [***]	By: Edmond Fong Ting Cheng
/s/ [***]	Title: Chief Financial Officer
Print Name: [***]

STATE OF WASHINGTON	)
COUNTY OF KING	) SS:
)

The foregoing instrument was acknowledge before me by N/A online notarization or his physical presence this 12 day of January, 2022 by Edmond FT Cheng, who personally appeared before me and is personally known to me or has produced his Driver License as identification.

/s/ Michael B. Barer
Print Name: Michael B. Barer
Notary Public, State of Washington